WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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Exhibit No. 27
ENCORE COMPUTER CORPORATION
Financial Data Schedule
(Unaudited)
(in thousands)

For the six months ended Sept 28, 1997

 Cash and cash items                            4,461
 Marketable securities                              0
 Notes and accounts receivable-trade            8,839
 Allowances for doubtful accounts                -912
 Inventory                                      7,711
 Total current assets                          21,221
 Property, plant and equipment                 80,274
 Accumulated depreciation                     -50,836

 Total assets                                  51,959

 Total current liabilities                    100,087
 Bonds, mortgages and similar debt                518
 Preferred stock mandatory redemption               0
 Preferred stock no mandatory redemption           49
 Common stock                                     376
 Other stockholders' equity                   -50,374
 Total liabilities & equity                    51,959
 Sales of tangible products                    11,428
 Total revenues                                23,116
 Cost of tangible goods sold                   18,138
 Total costs applicable to revenues            30,585
 Other costs and expenses                       1,281
 Provision for doubtful accounts and notes        378
 Interest and amortization of debt discount     4,778
 Income before taxes and other items          -56,271
 Income tax expense                               194
 Income/loss from continuing operations       -56,465
 Discontinued operations                            0
 Extraordinary items                                0
 Cumulative effect of accounting changes            0

 Net income or loss                           -56,465
 Earnings per share-primary                     -2.09
 Earnings per share-fully diluted               -0.28






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